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                     January 15, 2021

       Albert J. Miralles
       Executive Vice President and Chief Financial Officer
       CNA Financial Corporation
       151 N. Franklin
       Chicago, Illinois 60606

                                                        Re: CNA Financial
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 11,
2020
                                                            File No. 001-05823

       Dear Mr. Miralles:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance